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                                                                    Exhibit 99.1

CONTACT: Frank Keery, Chief Executive Officer          Madeleine Franco
         Titan Motorcycle Co. of America               Jordan Richard Assoc.
         602-861-6977                                  801-268-8610
         www.titanmotorcycle.com                       ir@jordanrichard.com


                         TITAN ANNOUNCES NEW FINANCING

PHOENIX, February 8, 2001 -- Titan Motorcycle Co. of America (OTC Bulletin
Board: TMOT) announced today the securing of court approval for new debtor in possession financing of $250,000, which should become available to the Company within the week.

"This new $250,000 loan will allow Titan to begin the process of ramping up production to meet the upcoming seasonal demands of our international dealership network," said Frank Keery, CEO. He said that he expects in the next few weeks to further expand the Company's resource base with the availability of a second $250,000 and, once approved by the court, securing a larger, longer-term loan shortly thereafter to carry the company through its successful reorganization anticipated for later this year.

Founded in 1994, Titan Motorcycle Co. of America is a premier designer, manufacturer and distributor of high-end, American-made, V-twin engine motorcycles marketed under various Titan trademarks. Titan's unique, hand-built configurations, including the Gecko(TM), Roadrunner(TM), Sidewinder(TM) and Phoenix(TM) represent the finest available in custom-designed, volume-produced, performance motorcycles. Manufactured at the Company's corporate headquarters and manufacturing facility, and available with a variety of customized options and designs, Titan large displacement motorcycles are sold through a network of over 80 domestic and international dealers.

This release contains certain forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management, including management's plans and objectives. Such statements are subject to various risks and uncertainties. The Company's liquidity, capital resources, and results of operations may be affected from time to time by a number of factors and risks, including, but not limited to, the ability of the Company to arrange debtor-in-possession financing; operate successfully under a Chapter 11 proceeding; obtain shipments and negotiate terms with vendors and service providers; fund and execute a new operating plan for the Company; attract and retain key executives and associates; meet competitive pressures which may affect the nature and viability of the Company's business strategy; generate cash flow; attract and retain dealers and customers; and manage its business notwithstanding potential adverse publicity. The Company undertakes no obligation to publicly announce the result of any revisions to any of the forward-looking statements contained in this release to reflect future events or developments.